Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Crown Crafts, Inc.:

We consent to the use of our report dated June 20, 2012, with respect to the consolidated balance sheets of Crown Crafts, Inc. and subsidiaries as of April 1, 2012 and April 3, 2011, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended, and the related financial statement schedule, which report appears in the April 1, 2012 annual report on Form 10-K of Crown Crafts, Inc. and subsidiaries, incorporated by reference herein.

/s/ KPMG LLP
Baton Rouge, Louisiana
August 14, 2012